UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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American Software, Inc.

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AMERICAN SOFTWARE, INC.

470 East Paces Ferry Road

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, Atlanta, Georgia, on Monday, August 20, 2007 at 12:00 noon for the following purposes:

1.	To elect seven directors of the Company, three of whom will be elected by the holders of Class A Common Shares and four of whom will be elected by the holders of Class B Common Shares.

2.	To consider and vote upon an amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 3,575,000 Shares to 4,375,000 Shares.

3.	To consider and transact such other business as may properly come before the meeting.

Only shareholders of record of the Company at the close of business on July 13, 2007 will be entitled to vote at the meeting.

Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they plan to attend the meeting. If shareholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone, Secretary

July 30, 2007

IMPORTANT

We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN SOFTWARE, INC.

TO BE HELD AT

AMERICAN SOFTWARE, INC.

470 EAST PACES FERRY ROAD

ATLANTA, GEORGIA

ON AUGUST 20, 2007

This Proxy Statement is furnished to Class A shareholders by the Board of Directors of AMERICAN SOFTWARE, INC., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders on Monday, August 20, 2007 at 12:00 noon and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about July 30, 2007.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted:

FOR—Election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr. as Class A Directors.

FOR—Approval of an amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 3,575,000 Shares to 4,375,000 Shares.

In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders’ best judgment on such other business as may properly come before the meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting and the shareholder attending the meeting informs the Secretary of the Company of his or her intent to revoke the proxy.

RECORD DATE AND VOTING OF SECURITIES

The Board of Directors has fixed the close of business on July 13, 2007 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 13, 2007, the Company had outstanding and entitled to vote a total of 22,343,185 Class A Common Shares (“Class A shares”) and 2,978,824 Class B Common Shares (“Class B shares”).

Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. Any other matter submitted to the meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above) present or represented by proxies at the meeting. An one-third quorum of 7,447,729 Class A shares and of 992,942 Class B shares is required to be present or represented by proxy at the meeting in order to conduct all of the business expected to come before the meeting. Votes that are withheld, broker or other nominee non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

PROPOSAL 1: ELECTION OF DIRECTORS

The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting of Shareholders. Of the seven directors to be elected, three are to be elected by the holders of the outstanding Class A shares and four are to be elected by the holders of the outstanding Class B shares. The persons named in the enclosed proxy card intend to vote Class A shares for the election of W. Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr., the Class A director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.

It is anticipated that Mr. Edenfield and Dr. Newberry, who together own all of the Class B shares, will vote their Class B shares in favor of the election of James C. Edenfield, J. Michael Edenfield, Dr. Thomas L. Newberry and Thomas L. Newberry, V as Class B directors. Thus, it is expected that James C. Edenfield, Thomas L. Newberry, J. Michael Edenfield and Thomas L. Newberry, V will be elected as Class B directors.

The directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.

Name of Nominee	Age	Principal Occupation; Directorships	Year First Elected Director
CLASS A DIRECTORS:

W. Dennis Hogue(1)	54	Chief Executive Officer of Hogue Enterprises, Inc.	2001

John J. Jarvis(2)	65	Retired; former Executive Director of The Logistics Institute — Asia Pacific	2001

James B. Miller, Jr.(3)	67	Founder, Chairman and Chief Executive Officer of Fidelity Southern Corporation, the parent company of Fidelity Bank	2002

CLASS B DIRECTORS:

James C. Edenfield(4)	72	President, Chief Executive Officer and Treasurer of American Software, Inc. and American Software USA, Inc.; Chairman of Board of Directors of Logility, Inc.	1971

J. Michael Edenfield(5)	49	Executive Vice President of American Software, Inc. and President and Chief Executive Officer of Logility, Inc.; currently a Director of Logility, Inc. and INSIGHT, Inc.	2001

Thomas L. Newberry(6)	74	Chairman of the Board of American Software, Inc.	1971

Thomas L. Newberry, V(7)	40	Founder and Chief Executive Officer of The 1% Club, Inc.	2001

(1)	Since January 2005, Mr. Hogue has served as chief executive officer of Hogue Enterprises, Inc., a real estate investment company. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry. From April 2002 to June 2003, Mr. Hogue was Chief Executive Officer and President of Mercari Technologies, a provider of shelf-space optimization technology for the retail market. Mercari Technologies sold its principal assets in December 2002. Prior to joining Mercari Technologies, he served as Chief Executive Officer of Global Food Exchange, a provider of web-based procurement solutions to the global food market, from January 2001 to March 2002. Prior to joining Global Food Exchange, Mr. Hogue served as President and Chief Executive Officer of E3 Corporation, an international provider of inventory management solutions to the wholesale and retail market, from December 1999 to December 2000. He earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

(2)	Dr. Jarvis is retired. From 2001 until January 1, 2004 he was Executive Director of The Logistics Institute—Asia Pacific, which is a collaboration between the National University of Singapore and the Georgia Institute of Technology. From 1990 to 2001, he was Chair of the School of Industrial and Systems Engineering at the Georgia Institute of Technology, where he has been a member of the faculty since 1968. Dr. Jarvis was co-founder of CAPS Logistics, Inc., a provider of software and consulting services in logistics, which was acquired by Baan NV in 1998. Dr. Jarvis has served as President of the Institute of Industrial Engineers (IIE), Secretary of the Institute of Management Sciences (TIMS) and President of the Operations Research Society of America (ORSA). He has served on the Councils of ORSA and TIMS and on the Boards of the Institute for Operations Research and Management Sciences and IIE. Dr. Jarvis earned a Bachelor of Science degree in Industrial Engineering in 1963 and a Masters of Science degree in Industrial Engineering in 1965, both from the University of Alabama, and a Ph.D. from Johns Hopkins University in 1968.

(3)	Mr. Miller is currently the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, the parent corporation of Fidelity Bank, positions he has held since 1979. He has been Chairman of Fidelity Bank since 1998. He is a director of Interface, Inc., a textile manufacturing company. Since 2003, Mr. Miller has been Chairman of Berlin American Company, a private real estate company, and of Prescott Automotive Group, a private automobile dealer. Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

(4)	James C. Edenfield is a co-founder of the Company and has served as Chief Executive Officer since November 1989 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

(5)	J. Michael Edenfield has served as President and Chief Executive Officer of Logility, Inc., a majority-owned subsidiary of the Company, since January 1997. From June 1994 until October 1997, he served as Chief Operating Officer of the Company. Mr. Edenfield has served as Executive Vice President of the Company from June 1994 to the present. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of the Company. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

(6)	Dr. Newberry is a co-founder of the Company and served as Co-Chief Executive Officer of the Company until November 1989. Prior to founding the Company, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D. degrees in Industrial Engineering from the Georgia Institute of Technology. He is the father of Thomas L. Newberry, V.

(7)	Thomas L. Newberry, V founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A

SHAREHOLDERS VOTE “FOR” MESSRS. HOGUE, JARVIS AND MILLER.

CORPORATE GOVERNANCE

The Board of Directors held six meetings and acted by unanimous consent on two occasions during fiscal 2007. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

Each of Mr. James C. Edenfield and Dr. Thomas L. Newberry have stated in their respective Schedule 13Gs, as filed with the Securities and Exchange Commission, that they, acting as a group, share voting power with respect to all shares beneficially held by them because they have established a practice of consulting with each other regarding the voting of such shares. As a result, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Please see “Security Ownership of Management and Certain Beneficial Owners,” below. Therefore, the Company is not subject to the provisions of Rule 4350(c) of the Nasdaq Marketplace Rules that otherwise would require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee, composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

In light of the voting power of Mr. Edenfield and Dr. Newberry, and in view of the fact that Board vacancies occur infrequently, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of shareholders. Each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for the Company not to have a separate nominating committee or charter for this purpose. The Board has further determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Board will consider that candidate along with any other candidates for a Board position.

Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of the Company’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Shareholders may contact the Board or any of the individual directors by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.

Although the Company does not have a policy with regard to Board members’ attendance at the Company’s annual meetings of shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s directors were in attendance at the 2006 Annual Meeting.

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is available on the Company’s website at www.amsoftware.com/marketing.

The Board of Directors has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue and Jarvis. The Audit Committee held two meetings during fiscal 2007, in addition to its consultations with our independent auditors and management in connection with review of interim financial statements. The Rules of the Nasdaq Stock Market (“Nasdaq Rules”) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board of Directors has determined that all of the Audit Committee members meet the Nasdaq definition of “independent.”

The Company’s Audit Committee Charter outlines the composition requirements of the Audit Committee as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to provide assistance to the Company in connection with the financial reporting process. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent registered public accounting firm’s audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent registered public accounting firm, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent registered public accounting firm the financial statements to be included in the Company’s annual report. The Board of Directors has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Board has a Compensation Committee, consisting of John J. Jarvis and Thomas L. Newberry. During fiscal 2007, the Compensation Committee met on two occasions and acted once by unanimous consent. The Compensation Committee has authority to establish the compensation of Chief Executive Officer and to consult with the Chief Executive Officer about the compensation of the other named executive officers. In addition, the Compensation Committee, acting as the Special Stock Option Committee, has the authority to grant stock options to the Chief Executive Officer and the other named executive officers under the Company’s 2001 Stock Option Plan. See “Executive Compensation—Compensation Discussion and Analysis,” below, for a further discussion of the Compensation Committee and the functions it performs.

Two different committees of the Board administer the 2001 Stock Option Plan, depending on whether the option grant is to an officer or director or to other employees. The Special Stock Option Committee, which consists of John J. Jarvis and Thomas L. Newberry, as the members of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and Thomas L. Newberry, administers grants to other employees. The functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret the Plan and to adopt rules in connection therewith. During fiscal 2007, the Stock Option Committee acted by written consent on six occasions in connection with the grant of stock options under the Company’s 2001 Stock Option Plan. The Special Stock Option Committee, concurrently with its role as the Compensation Committee, acted by written consent on one occasion during fiscal 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs that we have designed to reward performance and emphasize the creation of shareholder value. Our Compensation Committee and Chief Executive Officer are responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers are: James C. Edenfield, President and Chief Executive Officer; J. Michael Edenfield, Executive Vice President of the Company, and President and Chief Executive Officer of Logility; Jeffrey W. Coombs, Senior Vice President of American Software USA, Inc.; and Vincent C. Klinges, Chief Financial Officer of the Company and of Logility, Inc. Please see the Summary Compensation Table below for detailed components of their fiscal 2007 compensation.

Oversight of Compensation Program

The Compensation Committee of the Board (the “Committee”) is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Committee and the Chief Executive Officer together review and establish executive compensation plans. The Committee and the Chief Executive Officer share these responsibilities in the manner described below.

Role of Compensation Committee.    The Committee reviews and establishes all elements of compensation of the Chief Executive Officer. The Committee also reviews and consults with the Chief Executive Officer about salaries and other compensation of the other executive officers and acts as the stock option committee with respect to stock option grants to all executive officers, including the Chief Executive Officer. In making decisions about stock option grants, the Committee obtains from Logility information about, and takes into consideration, stock option grants made or proposed to be made by Logility under its own stock option plan to the named executive officers of the Company.

Role of Chief Executive Officer.    The Chief Executive Officer reviews and establishes all non-equity related elements of compensation of the executive officers of the Company and its subsidiaries, other than his own compensation. With respect to the major elements of executive compensation plans, the Chief Executive Officer consults with and seeks input from the Committee. The Chief Executive Officer has no direct authority in connection with stock option grants to executive officers, but makes recommendations to the Committee regarding levels of option grants to specific individuals.

J. Michael Edenfield.    J. Michael Edenfield is Executive Vice President of the Company, and also serves as President and Chief Executive Officer of Logility, Inc., which is 88% owned by the Company. Logility’s common stock is publicly held and is listed on the Nasdaq Stock Market. As Mr. Edenfield’s day-to-day responsibilities focus primarily on Logility, the compensation committee of the Logility board of directors, by mutual agreement between the Company and Logility, has assumed responsibility for establishing most of the primary elements of his compensation, including his salary, annual bonus plan, participation in the Logility stock option plan and employee benefits. The Committee retains the authority to grant stock options to Mr. Edenfield under our stock option plan, and communicates with the Logility compensation committee in order to coordinate stock option decisions.

Vincent C. Klinges.    Vincent Klinges serves both as our Chief Financial Officer and as Chief Financial Officer of Logility. By mutual agreement between the Company and Logility, we establish most of the primary elements of Mr. Klinges’ compensation, including Mr. Klinges’ salary, annual bonus plan, participation in our stock option plan and other employee benefits. The Logility compensation committee retains the authority to grant stock options to Mr. Klinges under the Logility option plan, and communicates with the Committee in order to coordinate stock option decisions.

Executive Compensation Philosophy

We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve these objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.

•	Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to executives.

•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our shareholders.

Elements of Compensation

Base Salaries.    We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. The Committee reviews and establishes the salary of our Chief Executive Officer, while the Chief Executive Officer reviews and establishes the salaries of our other officers, including the named executive officers, except that the compensation committee of the Logility Board of Directors establishes the salary of the chief executive officer of Logility, J. Michael Edenfield, who also is a named executive officer of the Company.

Salaries of our named executive officers in fiscal 2007 are shown in the “Salary” column of the Summary Compensation Table, below.

Incentive Compensation.    Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. The Committee establishes the bonus plan for our Chief Executive Officer. Our Chief Executive Officer establishes the bonus plans for our other officers, including the other named executive officers, except that the compensation committee of the Logility Board of Directors establishes the bonus plan for the chief executive officer of Logility, J. Michael Edenfield. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to attract and retain qualified executives while at the same time aligning their interests with those of our shareholders. To accomplish this, we establish bonus plans with attainable goals, using formulas tied to important factors that positively affect return on investment.

The following summarizes the incentive compensation arrangements for the named executive officers in the fiscal years ended April 30, 2007 and 2008:

James C. Edenfield.    From May 1, 1983 through April 30, 1995, the compensation of James C. Edenfield, President and Chief Executive Officer of the Company, was determined under an employment contract entered into by him and the Company on January 17, 1983, as subsequently amended. The contract expired at the end of fiscal 1995, but his compensation has continued to be determined on substantially the same basis after that time. The original contract provided for an annual base salary of $434,500, payable monthly, plus expenses and normal employee fringe benefits. In fiscal 2007, Mr. Edenfield’s salary was increased to $512,500, the increase representing the value of a split-dollar life insurance policy previously in place for Mr. Edenfield, which was terminated. For fiscal 2008, the Committee has decided to continue the existing salary level of $512,500. In addition, Mr. Edenfield’s original employment contract provided for an annual bonus of 5% of the increase of each fiscal year’s pre-tax earnings over the pre-tax earnings of the preceding fiscal year. The Committee determined that the same bonus terms would continue for fiscal 2007 and fiscal 2008. During fiscal 2007, under the formula Mr. Edenfield received a bonus of $291,675 based on an increase in pre-tax earnings during fiscal 2007 compared to fiscal 2006.

J. Michael Edenfield.    The compensation for J. Michael Edenfield is determined by the Compensation Committee of the Board of Directors of Logility. For fiscal 2007, the Logility Compensation Committee established his base salary at $275,000 and approved certain perquisites, as set forth in the Summary Compensation Table, above. The Logility Compensation Committee and Mr. Edenfield also agreed that he would have the opportunity to receive a bonus targeted at $350,000, based upon Logility’s achieving a specified target level of operating earnings, with a total potential bonus of $550,000. Based upon operating earnings actually achieved during fiscal 2007, Mr. Edenfield received a bonus of $389,266. For fiscal 2008, the Logility Compensation Committee has established an incentive compensation plan for Mr. Edenfield similar to the plan in effect for fiscal 2007, providing for higher benchmark targets and a potential bonus targeted at $370,000, based upon Logility’s achieving a specified target level of operating earnings, with a total potential bonus of $600,000.

Vincent C. Klinges.    For fiscal 2007, Mr. Klinges received a bonus equal to 2.25% of the increase in operating profit of the Company in fiscal 2007 over fiscal 2006, excluding stock option-related expenses, with a maximum bonus of $60,000 and a minimum bonus of $7,500, provided that he remained with the Company on May 30, 2007. For fiscal 2008, his bonus arrangement remains the same, except that the maximum bonus is increased to $75,000 and the minimum bonus is increased to $9,000, and his continuation requirement is extended to June 30, 2008. Based upon operating earnings actually achieved during fiscal 2007, Mr. Klinges received a bonus of $60,000.

Jeffrey W. Coombs.    For fiscal 2007, Mr. Coombs had bonus arrangements based upon the operating performance of the ERP Division of the Company. For fiscal 2008, his bonus arrangements remain substantially the same.

Bonuses paid to our named executive officers in fiscal 2007 are shown in the “Bonuses” column of the Summary Compensation Table, below.

Stock Option Plans.

The Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, to serve as incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the compensatory and incentive objectives referred to above.

The Committee typically grants stock options to executive officers once annually, typically during the months of June or July, while the salary and bonus plans for executives are being considered and finalized. The option exercise prices are fixed as of the close of trading of Class A shares on Nasdaq on the date on which the Committee meets to finalize its option decisions, which is the date of grant. Options granted to executives during fiscal 2007 and fiscal 2008 have terms of six years and vest ratably over a five-year period.

Personal Benefits and Perquisites.    We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include medical, dental, life and disability insurance. Our Chief Executive Officer, James C. Edenfield, receives the use of an automobile owned by the Company and we also pay the cost of one country club membership for him. Otherwise, our executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees except for limited supplemental insurance expense reimbursement and except for perquisites that the compensation committee of the Logility Board of Directors has approved for J. Michael Edenfield. The perquisites of the named executive officers in fiscal 2007 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table, below.

Pension Benefits.    We do not provide pension benefit plans to our employees or to our named executive officers.

Non-Qualified Defined Contribution or Other Non-Qualified Deferred Compensation Plans.    We do not provide non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees or to our named executive officers.

Stock Purchase Plan.    We formerly had in place a stock purchase plan for our employees, providing to them an opportunity to acquire our shares at a discount to market prices. We discontinued this plan several years ago after concluding that the cost of maintaining and accounting for such a plan exceeded the benefit that we perceived our employees gained from such a plan.

Impact of Regulatory Requirements

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company’s chief executive officer and any other executive officer required to be reported to its stockholders under the Exchange Act by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.

Although we consider the tax implications of Section 162(m) and Section 409A of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under these sections, in order to preserve flexibility with respect to the design of our compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the our annual report on Form 10-K for the year ended April 30, 2007, as well as the Proxy Statement for the 2007 Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

John J. Jarvis, PhD. (Chairman)

Thomas L. Newberry, PhD.

Compensation Committee Interlocks and Insider Participation

Dr. Jarvis and Dr. Newberry have been selected by the Board of Directors to serve on the Compensation Committee. Neither member of the Committee was an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

Summary Compensation Table for Fiscal 2007

The following table reflects compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company (referred to herein as the “named executive officers”).

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change In Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (2)($)	Total ($)
James C. Edenfield, President and Chief Executive Officer	2007	512,500	291,675	-0-	131,583	-0-	-0-	28,585	964,343

J. Michael Edenfield, Executive Vice President; President and Chief Executive Officer of Logility, Inc.(3)	2007	275,000	389,266	-0-	132,268	-0-	-0-	23,022	819,556

Vincent C. Klinges, Chief Financial Officer of the Company and of Logility, Inc.(4)	2007	174,000	60,000	-0-	67,526	-0-	-0-	-0-	301,526

Jeffrey W. Coombs, Senior Vice President of American Software USA, Inc.	2007	187,948	7,500	-0-	31,604	-0-	-0-	-0-	227,052

(1)	The value of stock and option awards in this column equals the accounting charge for equity compensation expense recognized by the Company in its fiscal year ended April 30, 2007 for stock options granted in that fiscal year and previous fiscal years as required by Statement of Financial Accounting Standards No. 123R. For discussion of relevant assumptions used in calculating grant date fair value and current year expense pursuant to FAS 123R, see Note 7 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2007.

(2)	Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits for James C. Edenfield include amounts reimbursed for medical insurance coverage obtained through the Company and paid by him, the use of a Company-owned automobile and two club memberships. Perquisites and other personal benefits for J. Michael Edenfield include amounts reimbursed for medical insurance coverage obtained through the Company and paid by him, an automobile allowance and a club membership.

(3)	Logility, Inc. is an 88%-owned subsidiary of the Company. All fiscal 2007 salary, bonus and personal benefits amounts for Mr. Edenfield were paid by Logility. The amount shown as Option Awards for Mr. Edenfield includes $42,514 related to stock options granted by Logility.

(4)	Thirty-nine percent of Mr. Klinges’ salary and bonus paid in fiscal 2007 was paid by Logility.

Employment Agreements

We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.

Change of Control Agreements

We do not have contracts that provide for compensation of our executive officers, or any of our other employees, that are triggered by change of control events. Stock option grants to our employees do, however, include provisions that cause the vesting of those options to be accelerated in the event of a change of control, as defined in the applicable stock option plan.

Stock Options

Stock Option Plans

We have outstanding stock options granted under three stock option plans. We adopted the 1991 Employee Stock Option Plan (the “Employee Option Plan”) and the Directors and Officers Stock Option Plan (the “Directors and Officers Option Plan”) in 1991. These Plans terminated effective September 1, 2000 when we replaced them with the 2001 Stock Option Plan (the “2001 Option Plan”). Options outstanding under the Employee Option Plan and the Directors and Officers Option Plan remain in effect, but since the termination of these plans we have not been able to grant new options under them. All employees of the Company and its subsidiaries, totaling 308 persons as of April 30, 2007, are eligible to participate in the 2001 Option Plan. The following sections describe these three stock option plans.

1991 Employee Stock Option Plan.    We designed this Plan to provide additional incentives to increase employees’ efforts on our behalf and remain in our employ. We selected participants from key personnel, but no director, officer or 10% shareholder of the Company was eligible to participate. These options are exercisable at any time within the option period, but no more than ten years from the grant date. As of April 30, 2007, there were outstanding under this Plan options to purchase 554,162 Class A shares.

Directors and Officers Stock Option Plan.    We designed this Plan to provide our directors and officers and those of our subsidiaries with additional incentives to increase their efforts on our behalf and, for employees, to remain in our employ. We selected participants from among the directors and officers of the Company or a subsidiary. We determined the number of options granted under this Plan to officers on a case by case basis. The option prices for officer option grants were equal to the closing market price of the shares on the grant dates and became exercisable over a four-year period from the grant date. Each non-employee member of our Board of Directors received an automatic grant of nonqualified stock options to purchase 5,000 shares on April 30 and October 31 of each year. The option prices for director option grants were equal to the closing market price of the shares on the grant dates and were exercisable one year after grant. Once vested, these options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of April 30, 2007 there were outstanding under this Plan options to purchase 512,000 Class A shares.

2001 Stock Option Plan.    The 2001 Stock Option Plan became effective September 1, 2000. We designed this Plan to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of our business. We grant options to purchase Class A shares under this Plan in the form of incentive stock options and non-qualified stock options. We determine the number of options we grant under this Plan on an individual basis, except with respect to non-employee directors, who receive grants of non-qualified options to purchase 5,000 shares upon election and 3,000 shares at the end of each fiscal quarter. The price of each grant is equal to the closing market price of the shares on the date of grant. As of the close of business on April 30 2007, the market value of Class A shares was $8.80 per share.

In February 2005, the Board reduced the duration of standard stock option grants from ten years to six years, both for employee stock options and stock options granted to non-employee directors. At that time, the option vesting schedule was increased, in general, from four to five years. Stock options we grant to a person who owns 10% or more of the combined voting power of all classes of capital stock of the Company at the time of grant are limited to a five-year term (with a four-year vesting schedule) if the option is to be classified as an incentive stock option. In the event of a change in control, all options automatically become fully vested.

We have authorized a total of 3,575,000 shares for issuance pursuant to options granted under this Plan. As of April 30, 2007, under this Plan option holders have exercised 1,328,347 option shares, there 2,023,300 option shares outstanding, and 223,353 shares remained available for stock option grants. The 2001 Stock Option Plan is proposed to be amended and is more fully described in “Proposal 2: Amendment of 2001 Stock Option Plan,” below.

Stock Option Committees.    Two separate committees administer the 2001 Stock Option Plan: (i) the Special Stock Option Committee (comprised of John J. Jarvis and Thomas L. Newberry, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of Mr. Edenfield and Thomas L. Newberry) is responsible for other option grants. The members of these Committees are not eligible to participate in the portion of the Plan that they administer, except pursuant to the formula option grant program for non-employee directors. Under the Plan, the functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret the Plan and adopt rules in connection with options that the particular committee grants.

Fiscal 2007 Grants of Stock Options

The following table discloses the potential payouts under the stock options awarded to the named executive officers for the fiscal year ended April 30, 2007.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Edenfield	7/17/06		—	—	—	—	—	—	—	100,000	5.97	5.97	168,000
J. Michael Edenfield	7/17/06 7/17/06	(4)	— —	— —	— —	— —	— —	— —	— —	40,000 40,000	5.97 8.18	5.97 8.18	67,100 184,800
Vincent C. Klinges	7/17/06		—	—	—	—	—	—	—	50,000	5.97	5.97	84,000
Jeffrey W. Coombs	7/17/06		—	—	—	—	—	—	—	20,000	5.97	5.97	33,500

(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.

(2)	The exercise price is determined based on the closing price of the shares as traded on the Nasdaq Stock Market on the grant date.

(3)	For purposes of FAS 123R and this table, the grant date fair value or options is determined using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($8.18 for Logility stock and $5.97 for American Software stock) on grant date; divided yield (0% for Logility options and 5.0% for American Software options); expected volatility rate (65% for Logility options and 43% for American Software options); risk-free interest rate (5.04% for Logility options and 5.0% for American Software options); and expected option term of 4.5 years.

(4)	These options were granted under the Logility 1997 Stock Plan and represent options to purchase shares of Logility common stock.

2007 Outstanding Equity Awards at Fiscal Year-End

The table below discloses outstanding exercisable and unexercisable stock options outstanding as of April 30, 2007 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
James C. Edenfield	30,000 20,000 20,000 0	0 40,000 80,000 100,000	—	3.12 5.60 5.69 5.97	06/27/2012 07/19/2014 10/10/2011 07/17/2012	—	—	—	—

J. Michael Edenfield			—			—	—	—	—

American Software stock options	50,000 16,000 30,000 55,000 95,000 130,000 97,500 32,500 84,232 45,768 25,000 0 16,000 0 0 0	0 0 0 0 0 0 0 0 0 0 0 25,000 21,456 42,544 29,000 11,000		2.75 2.75 2.75 2.75 2.88 3.94 2.00 2.00 3.12 3.12 5.60 5.60 5.69 5.69 5.97 5.97	08/31/2008 08/31/2008 08/31/2008 08/31/2008 05/19/2009 06/22/2010 06/15/2011 06/15/2011 06/27/2012 06/27/2012 07/19/2014 07/19/2014 10/10/2011 10/10/2011 07/17/2012 07/17/2012

Logility stock options(3)	19,816 25,000 20,000 5,000 12,500 0	0 0 0 0 12,500 40,000		2.81 4.50 3.30 2.55 4.00 8.18	08/27/2008 06/16/2009 05/31/2011 12/04/2012 07/19/2014 07/17/2012

Vincent C. Klinges			—			—	—	—	—

American Software stock options	11,000 65,000 30,126 34,874 2,554 9,946 9,487 2,513 0 0	0 0 0 0 0 12,500 1,154 46,846 29,374 20,626		2.94 3.94 3.12 3.12 5.60 5.60 5.69 5.69 5.97 5.97	09/28/2009 06/22/2010 06/27/2012 06/27/2012 07/19/2014 07/19/2014 10/10/2011 10/10/2011 07/17/2012 07/17/2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Logility stock options(3)	5,000	0		10.00	12/20/2009

Jeffrey W. Coombs	767 9,000 11,250 22,500 11,250 20,000 12,937 52,063 661 11,839 2,302 7,698 0	0 0 0 0 0 0 0 0 0 12,500 0 15,000 20,000	—	2.75 2.75 2.75 2.75 2.75 4.50 3.12 3.12 5.60 5.60 5.30 5.30 5.97	08/31/2008 08/31/2008 08/31/2008 08/31/2008 02/01/2009 05/19/2010 06/27/2012 06/27/2012 07/19/2014 07/19/2014 04/29/2011 04/29/2011 07/17/2012	—	—	—	—

(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.

(2)	The stock option grants prior to March 2005 expire in ten years and vest ratably on the first, second, third and fourth anniversaries of the option grant date. The stock option grants during or following March 2005 expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.

(3)	These options were granted under the Logility 1997 Stock Plan and represent options to purchase shares of Logility Common Stock.

2007 Option Exercises and Stock Vested

The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James C. Edenfield	—	—	—	—
J. Michael Edenfield	—	—	—	—
Vincent C. Klinges	—	—	—	—
Jeffrey W. Coombs	51,990	285,577	—	—

DIRECTOR COMPENSATION

During fiscal 2007, the Company compensated Dr. Newberry, the Chairman of the Board, at the rate of $18,000 per annum, and other Directors who are not employed by the Company at the rate of $12,000 per annum, plus $600 for each half-day or $1,200 for each full day meeting of the Board of Directors or any committee of the Board that they attended.

Directors are eligible to receive stock option grants under the Company’s 2001 Stock Option Plan. Under the terms of that Plan, newly-elected Directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each upon their initial election and 3,000 shares each as of the end of each fiscal quarter, with exercise prices equal to the market price on the dates of such grants. These options become exercisable one year after the date of grant and expire six years after the date of grant (ten years for options granted prior to March 2005). They do not terminate if the Director ceases to serve on the Board of the Company after the options become exercisable. Under this program, W. Dennis Hogue, John J. Jarvis, James B. Miller, Jr., Thomas L. Newberry and Thomas L. Newberry, V each received option grants totaling 12,000 shares in fiscal 2007.

The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Inventive Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compensation ($)	Total ($)
W. Dennis Hogue	17,400	-0-	23,999	-0-	-0-	-0-	41,399
John J. Jarvis	17,400	-0-	23,999	-0-	-0-	-0-	41,399
James B. Miller, Jr.	18,600	-0-	23,999	-0-	-0-	-0-	42,599
Thomas L. Newberry	29,100	-0-	23,999	-0-	-0-	-0-	53,099
Thomas L. Newberry, V	16,200	-0-	23,999	-0-	-0-	-0-	40,199

(1)	The amounts shown in the “Option Awards” column equal the amounts we recognized during fiscal 2007 as compensation expenses for financial reporting purposes as a result of options granted in fiscal 2007. Stock options issued in fiscal 2007 were valued using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock on the grant date; dividend yield of 4% to 5%; expected volatility rate of 39% to 43%; risk-free interest rate of 4.5% to 4.9%; and expected term of 4.5 years. We record the compensation associated with the options as an expense over the option vesting periods.

CERTAIN TRANSACTIONS

The Company and Logility have previously entered into various agreements (the “Intercompany Agreements”), including a Services Agreement, a Facilities Agreement and a Tax Sharing Agreement. The Intercompany Agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed with the Securities and Exchange Commission. In fiscal 2007, Logility paid the following amounts to the Company under the terms of the Intercompany Agreements: Services Agreement—$1,285,000, and Facilities Agreement—$417,000. Under the Tax Sharing Agreement, the Company accrued a receivable of approximately $101,000 and received a payment of $3.4 million from Logility during fiscal 2007.

As a result of the various transactions between the Company and Logility, amounts payable to and receivable from Logility arise from time to time. On April 30, 2007, there was a payable to Logility in the amount of $1,167,000.

PROPOSAL 2: AMENDMENT OF 2001 STOCK OPTION PLAN

General

On June 21, 2007, the Board of Directors approved, subject to shareholder approval, an amendment to the American Software, Inc. 2001 Stock Plan (the “Plan”) that would increase the number of shares of Common Stock that may be subject to options granted under the Plan by 800,000 shares, from 3,575,000 shares to 4,375,000 shares.

As of June 30, 2007, 1,541,431 shares have been issued pursuant to the exercise of stock options and 1,810,216 shares were subject to outstanding options, leaving only 223,353 shares available for new options. If approved, the proposed amendment would increase the number of available shares under the Plan to 1,023,353 shares as of June 30, 2007.

Under the Plan, the Company may grant options to executive officers or other key employees of the Company or any subsidiary, advisors or consultants to the Company or any subsidiary, or members of the Board of Directors. Option grants may be in the form of Nonexempt Grants, which may not necessarily comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”), or Exempt Grants, which are intended to comply with the requirements of Rule 16b-3. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3.

Options may be either incentive stock options or nonqualified stock options. The number of options granted is determined by the particular committee that administers such grants. See “Administration,” below. Option grants to nonemployee directors can only be nonqualified stock options, the number of which is fixed by the Plan as follows: each nonemployee director who is newly elected or appointed subsequent to the date on which the Plan became effective is granted an option to purchase 5,000 shares of Common Stock upon his or her election or appointment, and thereafter is granted an option to purchase 3,000 shares of Common Stock as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which governs in the event of any conflict. Copies of the Plan are available from the Company upon written request, to the attention of Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

Purpose of Plan

The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business.

Shares Subject to the Plan

Currently, the Class A shares that may be issued under the Plan cannot exceed in the aggregate 3,575,000 shares, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Any shares that are subject to Stock Options granted under the Plan that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

As of June 30, 2007, there were 223,353 Class A shares available for option grants under the Plan, and 1,810,216 Class A shares subject to outstanding options granted under the Plan.

The Board or the applicable stock option committee makes or provides for such adjustments in the maximum number of shares, in the number of shares covered by outstanding options granted under the Plan, in the option exercise price applicable to any such options or in the kind of shares covered under the Plan (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration

The Plan is administered by the Board of Directors and by the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee, composed of nonemployee directors, is responsible for the administration and granting of stock options to executive officers of the Company. The Stock Option Committee, consisting of other directors of the Company, is responsible for the administration and granting of stock options to other employees and eligible persons. The Stock Option Committee is composed of James C. Edenfield and Thomas L. Newberry. The Special Stock Option Committee is composed of John J. Jarvis and Thomas L. Newberry.

Eligibility

All Directors and employees (308 persons as of April 30, 2007) are eligible to participate in the Plan. Additionally, advisors and consultants to the Company may be eligible for option grants, if deemed appropriate by the Stock Option Committee.

Exercise Price

The exercise price per share of any option granted under the Plan is set in each case by the respective Committee that administers the Plan or by the entire Board. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of Common Stock on the date of grant (110% for 10% stockholders). For nonqualified stock options granted under the Plan, the exercise price may be less than the fair market value per share on the date upon which the option is granted. For option grants to Nonemployee Directors, which may be only nonqualified stock options, the exercise price per share shall not be less than 100% of the market value of the Company’s Common Stock on the date of grant. As of the close of business on April 30, 2007, the market value of Common Stock was $8.80 per share.

Terms of Options

The terms of individual option grants are determined by the particular Board committee granting the option, as discussed above in “Administration”. If the committees continue their current practices, options granted pursuant to the Plan generally will expire on the sixth anniversary of the grant date and will become exercisable in equal portions over a five-year period (other than options granted to non-employee directors, which vest one year following the date of grant).

Exercise of Options

Options granted pursuant to the Plan are exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee that administers the option and as set forth in the option grant agreement relating to the options being exercised. The option plan agreement may specify whether the option price may be paid by the participant (i) in full by payment of cash or check acceptable to the Company equal to the exercise price and any required tax withholding payment; (ii) by the transfer to the Company of shares of Company stock owned by the participant for at least six months, having an aggregate fair market value per share at the date of exercise equal to the aggregate option price (except at a time when the Company is prohibited from purchasing or acquiring its own shares); or (iii) by a combination of such methods of payment In the absence of specification, only the payment method in clause (i) will be permitted. Any option agreement may provide for deferred payment from the proceeds of sale through a bank or broker of some of all of the shares to which such exercise relates.

Non-Transferability of Options

An option granted under the Plan is not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of a participant, options may be exercised only by such participant or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment

Following a participant’s termination of employment, options held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the participant is then vested. Under the Plan, upon termination of employment, stock options remain exercisable for three months, or twelve months if termination results from death or disability, but in any event not beyond the original option term.

Change of Control

Currently, option agreements relating to options granted under the Plan generally provide for exercise of the option prior to normal vesting in the event the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then-outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the Plan and the subsequent disposition of shares of Common Stock acquired upon such exercise. Under the Plan, at the time of grant the respective Committee designates each option either an incentive stock option or a nonqualified stock option, with differing tax consequences to the participant and to the Company for each type of option.

Nonqualified Options

The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified option granted under the Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the participant, and the Company generally will be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to a participant.

Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), a participant may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in a participant’s hands), depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the participant as a result of such exercise.

Incentive Options

Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the participant. (However, in calculating income for purposes of computing an individual participant’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

When a participant sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (i) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (ii) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by a participant on the exercise or sale of Option Stock.

Termination

The 2001 Stock Plan will terminate on May 16, 2010, unless sooner terminated by the Board of Directors. In general, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination.

Board Recommendation

The Board of Directors believes it is in the best interest of the Company and its shareholders to approve the proposed amendment so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends to the shareholders the adoption of the proposed amendment to the 2001 Stock Option Plan, increasing the authorized shares under the Plan from 3,575,000 shares to 4,375,000 shares.

The affirmative vote of a majority of the shares in attendance or represented by proxy and entitled to vote at the Shareholders Meeting is required for approval of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

PROPOSED AMENDMENT TO THE 2001 STOCK OPTION PLAN.

AUDIT COMMITTEE REPORT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2007.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is attached to this Proxy Statement as Appendix A. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with U.S. generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for maintaining internal controls. The independent registered public accounting firm of the Company is responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows for the Company in conformity with U.S. generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2007 audit, the Audit Committee: (1) reviewed and discussed the audited consolidated financial statements for the fiscal year ended April 30, 2007 with Company management and KPMG LLP (“KPMG”), the independent registered public accounting firm of the Company; (2) discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; (3) reviewed with management the bases for management’s report on internal control over financial reporting; and (4) received written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board No. 1. The Audit Committee discussed with KPMG the independence of KPMG from the Company.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 for filing with the Securities and Exchange Commission.

The Nasdaq listing requirements require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.

BY THE AUDIT COMMITTEE:

James B. Miller, Jr., Chairman

W. Dennis Hogue

John J. Jarvis

Independent Registered Public Accounting Firm

General.    During the fiscal year ended April 30, 2007, the Company engaged KPMG LLP to provide certain audit services, including the audit of the annual consolidated financial statements, quarterly reviews of the consolidated financial statements included in our Forms 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1983. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.

The Company expects that representatives of KPMG will attend the Annual Meeting of Shareholders. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire. The Audit Committee has appointed KPMG as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2008.

Audit Fees and All Other Fees.    The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2007 and fiscal 2006, including fees billed in connection with services rendered to Logility, Inc., are summarized below:

Audit Fees.    Fees for audit services totaled approximately $1,051,000 in fiscal 2007 and approximately $849,000 in fiscal 2006, including fees associated with the annual audit and the reviews of consolidated financial statements in quarterly reports on Form 10-Q, including Sarbanes Oxley 404 audit fees.

Audit Related Fees.    There were no fees for audit related services in fiscal 2007 and in fiscal 2006.

Tax Fees.    There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2007 or in fiscal 2006.

All Other Fees.    The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2007 or in fiscal 2006.

During fiscal 2007, KPMG LLP did not utilize any leased personnel in connection with the audit.

In accordance with the rules of Nasdaq and the SEC, the approval of the Audit Committee is required for all independent audit engagement fees and terms and all permitted non-audit engagements (including the fees and terms thereof) that the independent registered public accounting firm performs for the Company. This authority does not extend to engagement fees and terms of engagement with respect to the engagement of an independent registered public accounting firm by its subsidiary, Logility, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 30, 2007 (unless otherwise indicated), the beneficial ownership of Class A shares and Class B shares by (i) each stockholder known to management to own beneficially more than 5% of the outstanding shares of our common stock; and (ii) each current director, each nominee for director, each of our named executive officers, and our executive officers and directors as a group. Unless otherwise noted, (i) we believe that the beneficial owner set forth in the table has sole voting and investment power, and (ii) the address of each person listed below is 470 East Paces Ferry Road, N. E., Atlanta, Georgia 30305.

	Shares Beneficially Owned				Percent of Class
Name of Beneficial Owner or Description Of Group	Class A		Class B		Class A(1)		Class B(1)
Beneficial owners of more than 5%
James C. Edenfield	248,225	(2)(3)	2,978,824	(2)(4)	1.1	%(5)	100.0%
Thomas L. Newberry	248,225	(2)(6)	2,978,824	(2)(7)	1.1	%(5)	100.0%
Wellington Management Company, LLC	1,656,000	(8)	-0-		7.4%		—
AXA Assurances I.A.R.D. Mutuelle	1,181,183	(9)	-0-		5.3%		—

Directors and Named Executive Officers
James C. Edenfield	248,225	(2)(3)	2,978,824	(2)(4)	1.1	%(5)	100.0%
Thomas L. Newberry	248,225	(2)(6)	2,978,824	(2)(7)	1.1	%(5)	100.0%
Jeffrey W. Coombs	119,227	(10)	-0-		0.5%		—
J. Michael Edenfield	647,500	(11)	-0-		2.8%		—
W. Dennis Hogue	68,000	(12)	-0-		0.3%		—
John J. Jarvis	68,000	(13)	-0-		0.3%		—
Vincent C. Klinges	136,006	(14)	-0-		0.6%		—
James B. Miller, Jr.	71,000	(15)	-0-		0.3%		—
Thomas L. Newberry, V	3,000	(12)	-0-		—		—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10 Persons)	1,365,958	(16)	2,978,824		5.8%		100.0%

(1)	Share percentages are based on an aggregate of 22,423,048 Class A shares outstanding as of June 30, 2007, plus 60-day option shares held by the person or group in question. There were 2,978,824 Class B shares outstanding as of June 30, 2007.

(2)	Each of Dr. Newberry and Mr. Edenfield have filed an amended Schedule 13G with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares beneficially held by them. Accordingly, Mr. Edenfield’s beneficially owned shares include shares of which Dr. Newberry is the record owner or as to which he controls or shares voting or dispositive rights as well as Dr. Newberry’s 60-day option shares. Similarly, Dr. Newberry’s beneficially owned shares include shares of which Mr. Edenfield is the record owner or as to which he controls or shares voting or dispositive rights as well as Mr. Edenfield’s 60-day option shares.

(3)	Includes 40,000 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power; also includes 148,225 Class A shares of which Dr. Newberry is the record owner or which are Dr. Newberry’s 60-day option shares, as to which Mr. Edenfield shares voting power. If all Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 3,227,049 Class A shares, which would represent approximately 12.7% of the total Class A shares that would be issued and outstanding after such conversion.

(4)	Includes 937,237 Class B shares of which Dr. Newberry is the record owner, as to which Mr. Edenfield shares voting power.

(5)	For all matters except the election of directors, which involves class voting, Mr. Edenfield and Dr. Newberry together beneficially own approximately 57.5% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See “Record Date and Voting of Securities.”

(6)	Includes 107,000 shares that may be acquired upon the exercise of Dr. Newberry’s own stock options exercisable within 60 days; also includes 100,000 Class A shares of which Mr. Edenfield is the record owner or holder of voting power or which are Mr. Edenfield’s 60-day option shares, as to which Dr. Newberry shares voting power. If all Class B shares were converted into Class A shares, Dr. Newberry would beneficially own 3,227,049 Class A shares, which would represent approximately 12.7% of the total Class A shares that would be issued and outstanding after such conversion.

(7)	Includes 2,041,587 Class B shares of which Mr. Edenfield is the record owner, as to which Dr. Newberry shares voting power.

(8)	Based on amended Schedule 13G dated February 14, 2006. Of this amount, the reporting person has shared voting power as to all of the shares and shared disposition power as to all of the shares, which are owned of record by its investment advisory clients. Wellington Management’s reported address is 75 State Street, Boston, MA 02109.

(9)	Based on amended Schedule 13G dated February 14, 2007, filed on behalf of a group, acting as parent holding company. The amount reported was as of December 31, 2006. Of this amount, the holders had sole voting power as to 397,013 shares and sole dispositive power as to all of the shares. 250,904 of the shares were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts; beneficial ownership is disclaimed as to all shares. AXA Assurances’ reported address is 1290 Avenue of the Americas, New York, NY 10104.

(10)	Includes 74,029 shares subject to options exercisable within 60 days.

(11)	Includes 546,500 shares subject to options exercisable within 60 days.

(12)	Represents shares subject to options exercisable within 60 days.

(13)	Includes 57,000 shares subject to options exercisable within 60 days.

(14)	Includes 105,750 shares subject to options exercisable within 60 days.

(15)	Includes 56,000 shares subject to options exercisable within 60 days.

(16)	Includes 1,401,767 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act and representations from its 10% shareholders, executive officers and directors, all of the reports required to be filed by such persons during fiscal 2007 were filed on a timely basis.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 1, 2008 directed to the attention of the Secretary, to be considered for inclusion in the Company’s proxy statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2007 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 13, 2007, ON REQUEST TO PAT McMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia

July 30, 2007

APPENDIX A

AMERICAN SOFTWARE, INC.

AUDIT COMMITTEE CHARTER

(Amended effective March 3, 2004)

I. Organization and Composition

There shall be an Audit Committee (the “Committee”) selected by the Board of Directors (the “Board”) that shall be composed of not less than three members of the Board. Subject to the right of the Board to elect one member who is not independent to the extent permitted by the listing requirements of Nasdaq, each member of the Committee shall be (1) determined by the Board to be “independent” of Company management under the listing requirements of Nasdaq and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder by the Securities and Exchange Commission (“SEC”) implementing Section 301 of the Sarbanes-Oxley Act of 2002 (as amended, “Sarbanes-Oxley Act”), and (2) free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All Committee members, either at the time of their appointment to the Committee or within a reasonable time thereafter, must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. At least one Committee member must have past employment experience in finance or accounting, professional certification in accounting or other comparable experience or background such that he or she possesses the level of financial sophistication required by the Nasdaq listing requirements.

II. Statement of Policy.

The purpose of the Committee is to oversee the processes of accounting and financial reporting of the Company and the audits and financial statements of the Company. In addition, the Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, the independent auditor’s qualifications and independence, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal accountants and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose. The independent auditor’s ultimate accountability shall be to the Board of Directors and the Committee, as representatives of the shareholders. The Committee’s ultimate authority and responsibility shall be to select, evaluate and, where appropriate, replace the independent auditor.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty or responsibility of the Committee to plan or conduct audits, prepare and certify the Company’s financial statements, guaranty the independent auditors’ report or guaranty other disclosures by the Company. Management has responsibility for the preparation, presentation, completeness and integrity of the financial statements and for the appropriate use of accounting principles and reporting policies. The independent auditors are responsible for auditing the financial statements, expressing an opinion thereon in accordance with GAAP, and complying with all applicable law. Committee members are not full-time Company employees and are not performing the functions of auditors or accountants.

III. Meetings

The Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee shall maintain minutes and other relevant documentation of all its meetings. The Committee shall submit the minutes of all meetings of the Committee to the Board and, where appropriate or necessary, discuss with the Board the matters discussed at Committee meetings.

IV. Responsibilities and Processes

(A) The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of the Committee’s activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The following are the principal recurring process of the Committee in carrying out its oversight responsibilities. These processes are a guide and may be supplemented by the Committee or the Board as it deems appropriate:

(1) The Committee shall directly appoint, retain, compensate, evaluate and terminate the independent auditors of the Company. The Committee has the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors. The Committee shall be directly responsible for overseeing the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the independent auditors shall report directly to the Committee.

(2) The Committee, in its discretion, may appoint and delegate to one or more members of the Committee who are independent directors the authority to grant the pre-approvals of the Committee described in the preceding paragraph. The decisions of any member to whom the Committee delegates its pre-approval authority shall be presented to the full Committee at the next schedule meetings.

(3) The Committee shall obtain, review and discuss reports from the independent auditors regarding: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of these alternative disclosures and treatments, the treatment preferred by the independent auditors and the reasons for favoring that treatment; and (3) other material written communications between the independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

(4) The Committee shall discuss with both the Company’s internal accountants and the independent auditors the overall scope and plans for all audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal accountants, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal accountants and the independent auditors, with and without management present, to discuss the results of their examinations and the independent auditors’ evaluation of the cooperation received during the course of the audit.

(5) The Committee shall from time to time review the periodic financial statements and other financial reports of the Company with management, and with the independent auditors. The Chair of the Committee may represent the entire Committee for the purposes of any such review. The Committee shall also discuss matters required to be communicated to the Company by the independent auditors under generally accepted auditing standards.

(6) The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Committee shall prepare the “Audit Committee Report” required by SEC regulations to be included in the Company’s annual proxy statement.

(7) The Committee shall have the authority, without Board approval, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment: (i) of compensation to the independent auditor for the purpose of rendering or issuing an audit report; (ii) of compensation to any advisors or consultants employed by the Committee pursuant to Section 10A(m) of the Exchange Act; and (iii) of ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

(8) The Committee shall review and reassess the adequacy of this Charter at least on an annual basis and submit proposed changes to the Board for approval.

(9) The Committee shall review all related party transactions and shall establish procedures covering the review process.

(10) The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company from its employees regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(11) The Committee shall ascertain annually from the independent auditors whether the Company has issues under Section 10A(b) of the Exchange Act, regarding the independent auditors’ discovery of illegal acts.

(12) The Committee shall review with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies.

(B) Additional Authority. The Committee, to the extent it deems necessary or appropriate, may:

(1) Obtain from the independent auditors an assurance of compliance with Section 10A of the Exchange Act with respect to auditor disclosure of corporate fraud.

(2) Discuss with management and the independent auditors any matters that the Committee deems relevant, including matters as to which such discussions may be required by applicable Statements on Auditing Standards, such as Numbers 61 and 90 relating to the Company’s financial statements, or the Sarbanes-Oxley Act, including any difficulties the independent auditors encountered in the course of the audit work, any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreement with management.

(3) Review and evaluate the experience and qualifications of the lead partner of the independent auditors’ team and confirm that the independent auditors are taking proper steps to assure that the lead audit partner and the audit partner responsible for reviewing the audit are rotated at least every five years as required by Section 10A(j) of the Exchange Act. The Committee shall set clear hiring policies for employees or former employees of the independent auditors that are consistent with Section 10A(l) of the Exchange Act.

AMERICAN SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

AUGUST 20, 2007 AT 12:00 NOON 470 EAST PACES FERRY ROAD, NE

ATLANTA, GEORGIA

FOR HOLDERS OF CLASS A COMMON SHARES

The undersigned hereby appoints James C. Edenfield and Thomas L. Newberry, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Class A Common Shares of AMERICAN SOFTWARE, INC. held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 noon on August 20, 2007 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated on the reverse side hereof, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN SOFTWARE, INC.

August 20, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9 082007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Class A Directors: Three Class A Directors to be elected:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O W. Dennis Hogue O Dr. John J. Jarvis O James B. Miller, Jr.

2. Amendment to 2001 Stock Option Plan. To increase the number of shares that may be subject to options under the Plan from 3,575,000 shares to 4,375,000 shares.

FOR AGAINST ABSTAIN

THE CLASS A SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER, OR IF NO DIRECTION IS GIVEN THEY WILL BE VOTED FOR THE FOREGOING PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.